SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 4)*

                               Motient Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    619908304
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
      [X] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

                               (Page 1 of 12 Pages)
-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                      Page 2 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Phaeton International (BVI) Ltd.
                None
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                British Virgin Islands
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    673,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    673,000
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                673,000
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                1.9%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                CO
------------------------------------------------------------------------

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Schedule 13G/A                                                      Page 3 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Phoenix Partners, L.P.
                13-6272912
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,067,600
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,067,600
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                1,067,600
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                3.1%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                PN
------------------------------------------------------------------------

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Schedule 13G/A                                                      Page 4 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Phoenix Partners II, L.P.
                84-1631449
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    220,900
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    220,900
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                220,900
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                0.6%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                PN
------------------------------------------------------------------------

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Schedule 13G/A                                                      Page 5 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Morgens, Waterfall, Vintiadis & Co., Inc.
                13-2674766
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,961,500
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,961,500
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                1,961,500
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                5.7%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                IA
------------------------------------------------------------------------

Schedule 13G/A                                                      Page 6 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Edwin H. Morgens
                ###-##-####
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    8,500
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,971,500
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    8,500
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,971,500
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                1,980,000
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                5.7%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                IN
------------------------------------------------------------------------

Schedule 13G/A                                                      Page 7 of 12
CUSIP No. 619908304

     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                John C. Waterfall
                ###-##-####
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)    SEC USE ONLY

------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    200,000
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,961,500
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    200,000
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,961,500
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                2,161,500
------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                6.3%
------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                IN
------------------------------------------------------------------------

Schedule 13G/A                                                      Page 8 of 12
CUSIP No. 619908304

         The Schedule 13G/A filed on March 10, 2004 is hereby amended and restated by this Amendment No. 4 to the Schedule 13G/A.

ITEM 1(a).  NAME OF ISSUER:
              Motient Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              10802 Parkridge Blvd., Reston, Virginia 20191-5416

ITEM 2(a).  NAME OF PERSON FILING:
               This Schedule 13G is filed jointly by (a) Phaeton International
               (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners, L.P. ("Phoenix"),
               (C) Phoenix Partners II, L.P.("Phoenix II"), (d) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (e) Edwin H. Morgens ("Morgens") and (f) John C. Waterfall ("Waterfall" and together with the persons listed in paragraphs
               (a) through (e), the "Reporting Persons").

               Phaeton, Phoenix and Phoenix II are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
               Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in British Virgin Islands. Morgens Waterfall is a corporation organized under the laws of the State of New York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $.01

ITEM 2(e).  CUSIP NUMBER:
               619908304.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                   1(b)(1)(ii)(E)

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Schedule 13G/A                                                      Page 9 of 12
CUSIP No. 619908304

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [ ]

ITEM 4.  OWNERSHIP.
         A.   Phaeton International (BVI) Ltd
               (a) Amount beneficially owned: 673,000
               (b) Percent of class: 1.9%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 673,000
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 673,000

         B.   Phoenix Partners, L.P.
               (a) Amount beneficially owned: 1,067,600
               (b) Percent of class: 3.1%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 1,067,600
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      1,067,600

         C.   Phoenix Partners II, L.P.
                (a) Amount beneficially owned: 220,900
                (b) Percent of class: 0.6%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 220,900
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       220,900

         D.   Morgens, Waterfall, Vintiadis & Co., Inc.
                (a) Amount beneficially owned: 1,961,500
                (b) Percent of class: 5.7%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,961,500
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,961,500

Schedule 13G/A                                                     Page 10 of 12
CUSIP No. 619908304


         E. Edwin H. Morgens
                (a) Amount beneficially owned: 1,980,000
                (b) Percent of class: 5.7%
                (c)(i) Sole power to vote or direct the vote: 8,500
                  (ii) Shared power to vote or direct the vote: 1,971,500
                 (iii) Sole power to dispose or direct the disposition: 8,500
                  (iv) Shared power to dispose or direct the disposition:
                       1,971,500

         F. John C. Waterfall
                (a) Amount beneficially owned: 2,161,500
                (b) Percent of class: 6.3%
                (c)(i) Sole power to vote or direct the vote: 200,000
                  (ii) Shared power to vote or direct the vote: 1,961,500
                 (iii) Sole power to dispose or direct the disposition: 200,000
                  (iv) Shared power to dispose or direct the disposition:
                       1,961,500

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Morgens Waterfall is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall holds for the accounts of the Advisory Clients, the foregoing shares of Common Stock. Under the rules promulgated by the Securities and Exchange Commission, Morgens Waterfall and its principals may be considered "beneficial owners" of securities acquired by the Advisory Clients. There is no agreement or understanding among such Advisory Clients to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account. No such Advisory Client has any foregoing rights with respect to more than five percent of the class of securities identified in Item 2(d).

             Morgens is the Chairman and is also a Director of Morgens Waterfall. Waterfall is the President of Morgens Waterfall and is also a Director. Morgens Waterfall has no other officers and one additional director. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

Schedule 13G/A                                                     Page 11 of 12
CUSIP No. 619908304

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                     Page 12 of 12
CUSIP No. 619908304

                                   SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2005


                                    /S/  JOHN C. WATERFALL
                                    --------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for
                                    the Reporting Persons